Exhibit 99.1

NEWS RELEASE October 21, 2020

Contacts: Dan Schlanger, CFO
Ben Lowe, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS THIRD QUARTER 2020 RESULTS, UPDATES FULL YEAR 2020 OUTLOOK,
PROVIDES OUTLOOK FOR FULL YEAR 2021 AND
ANNOUNCES 11% INCREASE TO COMMON STOCK DIVIDEND

October 21, 2020 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the third quarter ended September 30, 2020, updated its outlook for full year 2020 and issued its full year 2021 outlook as reflected in the table below.

(in millions, except per share amounts)	Midpoint of Current Full Year 2021 Outlook(c)	Midpoint of Current Full Year 2020 Outlook(c)	Full Year 2019 Actual	Full Year 2020 Outlook to Full Year 2021 Outlook % Change	Full Year 2019 Actual to Full Year 2020 Outlook % Change
Site rental revenues	$5,555	$5,317	$5,093	+4%	+4%
Net income (loss)	$997	$819	$860	+22%	-5%
Net income (loss) per share—diluted(a)	$2.30	$1.79	$1.79	+28%	—%
Adjusted EBITDA(b)	$3,607	$3,419	$3,299	+5%	+4%
AFFO(a)(b)	$2,906	$2,587	$2,371	+12%	+9%
AFFO per share(a)(b)	$6.69	$6.09	$5.68	+10%	+7%

(a)	Attributable to CCIC common stockholders.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of this non-GAAP financial measure to net income (loss).

(c)	As issued on October 21, 2020.
"We delivered solid results in the third quarter and remain on track to generate growth in AFFO per share for 2020 that is consistent with our long-term growth target of 7% to 8% per year," stated Jay Brown, Crown Castle’s Chief Executive Officer. "I'm so proud of how our employees navigated through a pandemic and a significant carrier consolidation in the wireless market this year. We have a long history of consistently delivering compelling growth through various market cycles and disruptions, highlighting the strength of our business model and the compelling value creation opportunity we believe our strategy provides to shareholders.
"As we look ahead, we have increased our annualized common stock dividend by 11% to $5.32 per share. With the strong demand we see for our Towers and Fiber infrastructure as our customers deploy additional cell sites and spectrum in response to the rapid growth in mobile data traffic, we expect approximately 6% growth in Organic Contribution to Site Rental Revenue across both our Towers and Fiber segments in 2021, supporting an expected acceleration in AFFO per share growth to approximately 10%. Our unique portfolio of assets positions us to benefit from what we expect will be a decade-long investment cycle as our customers deploy 5G, which we believe will start in earnest in 2021.

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We believe our ability to offer towers, small cells and fiber solutions, which are all integral components of communications networks and are shared among multiple tenants, provides us the best opportunity to generate significant growth while delivering high returns for our shareholders. Based on the expected growth in data traffic and wireless carrier network investment, the U.S. represents the best market in the world for communications infrastructure ownership, and we are pursuing that compelling opportunity with our comprehensive offering."
RESULTS FOR THE QUARTER
The table below sets forth select financial results for the quarter ended September 30, 2020 and September 30, 2019.

(in millions, except per share amounts)	Q3 2020	Q3 2019	Change	% Change
		(As Restated)(c)
Site rental revenues	$1,339	$1,287	+$52	+4%
Net income (loss)	$163	$242	-$79	-33%
Net income (loss) per share—diluted(a)	$0.38	$0.51	-$0.13	-25%
Adjusted EBITDA(b)	$883	$853	+$30	+4%
AFFO(a)(b)	$668	$617	+$51	+8%
AFFO per share(a)(b)	$1.56	$1.47	+$0.09	+6%

(a)	Attributable to CCIC common stockholders.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of this non-GAAP financial measure to net income (loss).

(c)	See our Annual Report on Form 10-K for the year ended December 31, 2019 for further information.
HIGHLIGHTS FROM THE QUARTER

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Site rental revenues. Site rental revenues grew 4.0%, or $52 million, from third quarter 2019 to third quarter 2020, inclusive of approximately $70 million in Organic Contribution to Site Rental Revenues and a $18 million decrease in straight-lined revenues. The $70 million in Organic Contribution to Site Rental Revenues represents approximately 5.5% growth, comprised of approximately 9.1% growth from new leasing activity and contracted tenant escalations, net of approximately 3.6% from tenant non-renewals.

•
Net income. Net income for the third quarter 2020 was $163 million compared to $242 million during the third quarter of 2019 and was impacted by the retirement of $2.4 billion of senior unsecured notes during July 2020, which resulted in a $95 million loss on the retirement of long-term obligations.

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Capital Expenditures. Capital expenditures during the quarter were $377 million, comprised of $20 million of sustaining capital expenditures and $357 million of discretionary capital expenditures. Discretionary capital expenditures during the quarter primarily included approximately $274 million attributable to Fiber and approximately $73 million attributable to Towers.

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Common stock dividend. During the quarter, Crown Castle paid common stock dividends of approximately $518 million in the aggregate, or $1.20 per common share, an increase of approximately 7% on a per share basis compared to the same period a year ago.

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Financing Activity. In July, Crown Castle utilized net proceeds from a June 2020 senior unsecured notes offering to retire an aggregate of $2.4 billion of senior unsecured notes. Also during the quarter, all outstanding shares of Crown Castle's 6.875% Mandatory Convertible Preferred Stock were converted into approximately 14.5 million shares of Crown Castle common stock. These conversions increased the diluted weighted average common shares

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outstanding for 2020 by approximately 6 million shares and reduced the annual preferred stock dividends paid by approximately $28 million when compared to full year 2019.
"We believe we can deliver on our long-term annual dividend growth target of 7% to 8% while at the same time making investments in our business that will support future growth," stated Dan Schlanger, Crown Castle's Chief Financial Officer. "Looking to 2021, the portion of our small cell backlog we expect to put on air has a higher proportion of collocation nodes relative to recent years, reducing the capital intensity in that business. Due to this reduced capital intensity, combined with the completion of several large fiber expansion projects in 2020, we expect our discretionary capital expenditures to be approximately $400 million lower in 2021 when compared to 2019 while delivering AFFO per share growth above our long-term target. We anticipate the combination of lower capital expenditures and higher cash flow growth will allow us to fund our discretionary capital budget next year with free cash flow and incremental debt capacity, consistent with our Investment Grade credit profile."
OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current Outlook for full year 2020 and full year 2021.

(in millions)	Full Year 2020			Full Year 2021
Site rental revenues	$5,307	to	$5,327	$5,532	to	$5,577
Site rental cost of operations(a)	$1,485	to	$1,505	$1,538	to	$1,583
Net income (loss)	$799	to	$839	$957	to	$1,037
Adjusted EBITDA(b)	$3,409	to	$3,429	$3,584	to	$3,629
Interest expense and amortization of deferred financing costs(c)	$683	to	$693	$663	to	$708
FFO(b)(d)	$2,300	to	$2,320	$2,603	to	$2,648
AFFO(b)(d)	$2,577	to	$2,597	$2,883	to	$2,928
AFFO per share(b)(d)	$6.07	to	$6.11	$6.64	to	$6.74

(a)	Exclusive of depreciation, amortization and accretion.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of this non-GAAP financial measure to net income (loss).

(c)	See reconciliation of "components of current outlook for interest expense and amortization of deferred financing costs" for a discussion of non-cash interest expense.

(d)	Attributable to CCIC common stockholders.
Full Year 2020 and 2021 Outlook
The table below compares the current full year 2020 Outlook to both the prior full year 2020 Outlook issued on July 29, 2020 and the current 2021 Outlook for select metrics at the midpoints.

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Midpoint of FY 2021 Outlook and FY 2020 Outlook Comparisons
(in millions, except per share amounts)	Current Full Year 2021 Outlook	Current Full Year 2020 Outlook	Change	% Change	Previous Full Year 2020 Outlook	Current 2020 Compared to Previous 2020 Outlook
Site rental revenues	$5,555	$5,317	+$238	+4%	$5,360	-$43
Net income (loss)	$997	$819	+$178	+22%	$943	-$124
Net income (loss) per share—diluted(a)	$2.30	$1.79	+$0.51	+28%	$2.09	-$0.30
Adjusted EBITDA(b)	$3,607	$3,419	+$188	+5%	$3,502	-$83
AFFO(a)(b)	$2,906	$2,587	+$319	+12%	$2,595	-$8
AFFO per share(a)(b)	$6.69	$6.09	+$0.60	+10%	$6.12	-$0.03

(a)	Attributable to CCIC common stockholders.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of this non-GAAP financial measure to net income (loss).

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The reduction to the 2020 Outlook primarily reflects an expected shift in the timing of Towers activity from the second half of 2020 to the first half of 2021. The change in the timing of Towers activity negatively impacts the expected Organic Contribution to Site Rental Revenues by approximately $20 million and services contribution from towers by approximately $50 million. In addition, straight-lined revenues from Towers for full year 2020 are expected to be approximately $20 million lower than previously expected, due to a combination of the timing of Towers activity as well as fewer lease extensions than previously forecasted.

•
These changes are offset by approximately $10 million in lower expenses, approximately $30 million in lower interest expense and approximately $25 million in lower sustaining capital expenditures as compared to our prior 2020 Outlook.

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The chart below reconciles the components of expected growth in site rental revenues from 2020 to 2021 of $215 million to $260 million, inclusive of expected Organic Contribution to Site Rental Revenues during 2021 of $295 million to $335 million, or approximately 6%.

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New leasing activity is expected to contribute $375 million to $405 million to 2021 Organic Contribution to Site Rental Revenues, consisting of new leasing activity from towers of $150 million to $160 million (compared to

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approximately $150 million expected in full year 2020), small cells of $65 million to $75 million (compared to approximately $70 million expected in full year 2020), and fiber solutions of $160 million to $170 million (compared to approximately $160 million expected in full year 2020).

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In addition, discretionary capital expenditures are expected to be approximately $1.5 billion in 2021, which compares to an expected $1.6 billion in 2020 and $1.9 billion in 2019. Prepaid rent additions are expected to be approximately $550 million in 2021, which compares to approximately $450 million expected in full year 2020 and approximately $650 million in 2019.

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The expected decrease in discretionary capital expenditures of approximately $400 million from 2019 to 2021 primarily reflects an expected decrease in small cell capital expenditures supporting similar revenue growth due to an expected increase in collocation activity, and the expected completion of several large fiber expansion projects by the end of 2020 that resulted from prior acquisitions.

•	The chart below reconciles the components of expected growth in AFFO from 2020 to 2021 of $300 million to $345 million.

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The expected contribution to 2021 AFFO growth of $60 million to $90 million from Other items is primarily tied to the conversions of preferred stock that occurred during the third quarter, which will reduce annual preferred stock dividends paid by approximately $85 million when compared to full year 2020.

•	The increase in services contribution is a result of the expected increase in tower activity in 2021.

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The expected increase in expenses primarily reflects the combination of typical escalations and cost of living increases on the existing base of expenses, and incremental direct costs associated with Fiber revenue growth.

•	Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.
DIVIDEND INCREASE ANNOUNCEMENT
Crown Castle's Board of Directors has declared a quarterly cash dividend of $1.33 per common share, representing an increase of approximately 11% over the previous quarterly dividend of $1.20 per share. The quarterly dividend will be payable on December 31, 2020 to common stockholders of record at the close of business on December 15, 2020. Future dividends are subject to the approval of Crown Castle's Board of Directors.

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BOARD OF DIRECTORS APPOINTMENTS
In a separate press release today, Crown Castle announced that, as part of its previously announced Board refreshment plan, its Board of Directors has appointed Tammy K. Jones and Matthew Thornton, III as directors, effective November 6, 2020.
CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, October 22, 2020, at 10:30 a.m. Eastern time to discuss its third quarter 2020 results. The conference call may be accessed by dialing 800-458-4148 and asking for the Crown Castle call (access code 3114175) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at investor.crowncastle.com. Supplemental materials for the call have been posted on the Crown Castle website at investor.crowncastle.com.
A telephonic replay of the conference call will be available from 1:30 p.m. Eastern time on Thursday, October 22, 2020, through 1:30 p.m. Eastern time on Wednesday, January 20, 2021, and may be accessed by dialing 888-203-1112 and using access code 3114175. An audio archive will also be available on Crown Castle's website at investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures, Segment Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, and Organic Contribution to Site Rental Revenues, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the communications infrastructure sector or other real estate investment trusts ("REITs"). Our definition of FFO is consistent with guidelines from the National Association of Real Estate Investment Trusts with the exception of the impact of income taxes in periods prior to our REIT conversion in 2014.
In addition to the non-GAAP financial measures used herein, we also provide Segment Site Rental Gross Margin, Segment Services and Other Gross Margin and Segment Operating Profit, which are key measures used by management to evaluate our operating segments. These segment measures are provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:

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Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

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AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (a) asset base (primarily depreciation, amortization and accretion) and (b) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment.

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FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.

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Organic Contribution to Site Rental Revenues is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses the Organic Contribution to Site Rental Revenues to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, new leasing activities and tenant non-renewals in our core business, as well to forecast future results. Organic Contribution to Site Rental Revenues is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.

We define our non-GAAP financial measures, segment measures and other calculations as follows:
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, cumulative effect of a change in accounting principle, (income) loss from discontinued operations and stock-based compensation expense.
Adjusted Funds from Operations. We define Adjusted Funds from Operations as FFO before straight-lined revenue, straight-lined expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, acquisition and integration costs, and adjustments for noncontrolling interests, and less sustaining capital expenditures.
AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.
Funds from Operations. We define Funds from Operations as net income plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to CCIC common stockholders.
FFO per share. We define FFO per share as FFO divided by the diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Revenues. We define the Organic Contribution to Site Rental Revenues as the sum of the change in GAAP site rental revenues related to (1) new leasing activity, including revenues from the construction of small cells and the impact of prepaid rent, (2) escalators and less (3) non-renewals of tenant contracts.
Segment Measures
Segment Site Rental Gross Margin. We define Segment Site Rental Gross Margin as segment site rental revenues less segment site rental cost of operations, excluding stock-based compensation expense and prepaid lease purchase price adjustments recorded in consolidated site rental cost of operations.
Segment Services and Other Gross Margin. We define Segment Services and Other Gross Margin as segment services and other revenues less segment services and other cost of operations, excluding stock-based compensation expense recorded in consolidated services and other cost of operations.
Segment Operating Profit. We define Segment Operating Profit as segment site rental gross margin plus segment services and other gross margin, less selling, general and administrative expenses attributable to the respective segment.
All of these measurements of profit or loss are exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
Other Calculations
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They primarily consist of expansion or development of communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related

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investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Integration capital expenditures. We define integration capital expenditures as those capital expenditures made as a result of integrating acquired companies into our business.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures not otherwise categorized as either discretionary or integration capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
The tables set forth on the following pages reconcile the non-GAAP financial measures used herein to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures, Segment Measures and Other Calculations to Comparable GAAP Financial Measures:
Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019	December 31, 2019
(in millions)		(As Restated)(d)		(As Restated)(d)
Net income (loss)	$163	$242	$548	$652	$860
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3	2	10	13	19
Acquisition and integration costs	2	4	9	10	13
Depreciation, amortization and accretion	406	388	1,207	1,175	1,572
Amortization of prepaid lease purchase price adjustments	5	5	14	15	20
Interest expense and amortization of deferred financing costs(a)	168	173	521	510	683
(Gains) losses on retirement of long-term obligations	95	—	95	2	2
Interest income	—	(2)	(2)	(5)	(6)
Other (income) expense	3	5	3	6	(1)
(Benefit) provision for income taxes	5	5	16	15	21
Stock-based compensation expense	33	29	106	90	116
Adjusted EBITDA(b)(c)	$883	$853	$2,527	$2,483	$3,299
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2020			Full Year 2021
(in millions)	Outlook			Outlook
Net income (loss)	$799	to	$839	$957	to	$1,037
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$10	to	$20	$15	to	$25
Acquisition and integration costs	$7	to	$17	$0	to	$8
Depreciation, amortization and accretion	$1,589	to	$1,639	$1,615	to	$1,710
Amortization of prepaid lease purchase price adjustments	$18	to	$20	$17	to	$19
Interest expense and amortization of deferred financing costs(a)	$683	to	$693	$663	to	$708
(Gains) losses on retirement of long-term obligations	$95	to	$95	$0	to	$100
Interest income	$(4)	to	$0	$(3)	to	$0
Other (income) expense	$2	to	$4	$(1)	to	$1
(Benefit) provision for income taxes	$17	to	$25	$18	to	$26
Stock-based compensation expense	$134	to	$138	$145	to	$149
Adjusted EBITDA(b)(c)	$3,409	to	$3,429	$3,584	to	$3,629

(a)	See reconciliation of "components of current outlook for interest expense and amortization of deferred financing costs" for a discussion of non-cash interest expense.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definition of Adjusted EBITDA.

(c)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(d)	See our Annual Report on Form 10-K for the year ended December 31, 2019 for further information.

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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019	December 31, 2019
(in millions, except per share amounts)		(As Restated)(f)		(As Restated)(f)
Net income (loss)	$163	$242	$548	$652	$860
Real estate related depreciation, amortization and accretion	393	374	1,167	1,133	1,517
Asset write-down charges	3	2	10	13	19
Dividends/distributions on preferred stock	(28)	(28)	(85)	(85)	(113)
FFO(a)(b)(c)(d)	$531	$593	$1,640	$1,714	$2,284
Weighted-average common shares outstanding—diluted(e)	429	418	422	418	418
FFO per share(a)(b)(c)(d)(e)	$1.24	$1.42	$3.89	$4.11	$5.47

FFO (from above)	$531	$593	$1,640	$1,714	$2,284
Adjustments to increase (decrease) FFO:
Straight-lined revenue	(4)	(22)	(27)	(62)	(80)
Straight-lined expense	21	24	61	70	93
Stock-based compensation expense	33	29	106	90	116
Non-cash portion of tax provision	(7)	1	3	2	5
Non-real estate related depreciation, amortization and accretion	13	14	40	42	55
Amortization of non-cash interest expense	1	—	4	1	1
Other (income) expense	3	5	3	6	(1)
(Gains) losses on retirement of long-term obligations	95	—	95	2	2
Acquisition and integration costs	2	4	9	10	13
Sustaining capital expenditures	(20)	(29)	(64)	(80)	(117)
AFFO(a)(b)(c)(d)	$668	$617	$1,870	$1,794	$2,371
Weighted-average common shares outstanding—diluted(e)	429	418	422	418	418
AFFO per share(a)(b)(c)(d)(e)	$1.56	$1.47	$4.43	$4.29	$5.68

(a)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO, including per share amounts, and AFFO, including per share amounts.

(b)	FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.

(c)	Attributable to CCIC common stockholders.

(d)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(e)	For all periods prior to those ended September 30, 2020, the diluted weighted-average common shares outstanding does not include any assumed conversions of preferred stock in the share count.

(f)	See our Annual Report on Form 10-K for the year ended December 31, 2019 for further information.

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Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2020			Full Year 2021
(in millions except per share amounts)	Outlook			Outlook
Net income (loss)	$799	to	$839	$957	to	$1,037
Real estate related depreciation, amortization and accretion	$1,541	to	$1,581	$1,569	to	$1,649
Asset write-down charges	$10	to	$20	$15	to	$25
Dividends/distributions on preferred stock	$(85)	to	$(85)	$0	to	$0
FFO(a)(b)(c)(d)	$2,300	to	$2,320	$2,603	to	$2,648
Weighted-average common shares outstanding—diluted(e)	425			434
FFO per share(a)(b)(c)(d)(e)	$5.41	to	$5.46	$6.00	to	$6.10

FFO (from above)	$2,300	to	$2,320	$2,603	to	$2,648
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$(27)	to	$(17)	$38	to	$58
Straight-lined expense	$76	to	$86	$58	to	$78
Stock-based compensation expense	$134	to	$138	$145	to	$149
Non-cash portion of tax provision	$(3)	to	$7	$(7)	to	$8
Non-real estate related depreciation, amortization and accretion	$48	to	$58	$46	to	$61
Amortization of non-cash interest expense	$1	to	$11	$4	to	$14
Other (income) expense	$2	to	$4	$(1)	to	$1
(Gains) losses on retirement of long-term obligations	$95	to	$95	$0	to	$100
Acquisition and integration costs	$7	to	$17	$0	to	$8
Sustaining capital expenditures	$(93)	to	$(83)	$(104)	to	$(94)
AFFO(a)(b)(c)(d)	$2,577	to	$2,597	$2,883	to	$2,928
Weighted-average common shares outstanding—diluted(e)	425			434
AFFO per share(a)(b)(c)(d)(e)	$6.07	to	$6.11	$6.64	to	$6.74

(a)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO, including per share amounts, and AFFO, including per share amounts.

(b)	FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.

(c)	Attributable to CCIC common stockholders.

(d)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(e)
The assumption for diluted weighted-average common shares outstanding for full year 2020 Outlook is based on the diluted common shares outstanding as of September 30, 2020 and is inclusive of the conversions of preferred stock that occurred in the third quarter of 2020, which resulted in (1) an increase in the diluted weighted-average common shares outstanding by approximately 6 million shares and (2) a reduction in the amount of annual preferred stock dividends paid by approximately $28 million when compared to full year 2019 actual results.

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News Release continued:	Page 13

For Comparative Purposes - Reconciliation of Previous Outlook for Adjusted EBITDA:

	Previously Issued
	Full Year 2020
(in millions)	Outlook
Net income (loss)	$903	to	$983
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$20	to	$30
Acquisition and integration costs	$7	to	$17
Depreciation, amortization and accretion	$1,503	to	$1,598
Amortization of prepaid lease purchase price adjustments	$18	to	$20
Interest expense and amortization of deferred financing costs	$691	to	$736
(Gains) losses on retirement of long-term obligations	$95	to	$95
Interest income	$(7)	to	$(3)
Other (income) expense	$(1)	to	$1
(Benefit) provision for income taxes	$16	to	$24
Stock-based compensation expense	$126	to	$130
Adjusted EBITDA(a)(b)	$3,479	to	$3,524

(a)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definition of Adjusted EBITDA.

(b)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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News Release continued:	Page 14

For Comparative Purposes - Reconciliation of Previous Outlook for FFO and AFFO:

	Previously Issued
	Full Year 2020
(in millions, except per share amounts)	Outlook
Net income (loss)	$903	to	$983
Real estate related depreciation, amortization and accretion	$1,454	to	$1,534
Asset write-down charges	$20	to	$30
Dividends/distributions on preferred stock	$(85)	to	$(85)
FFO(a)(b)(c)(d)	$2,354	to	$2,399
Weighted-average common shares outstanding—diluted(e)	424
FFO per share(a)(b)(c)(d)(e)	$5.55	to	$5.65

FFO (from above)	$2,354	to	$2,399
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$(53)	to	$(33)
Straight-lined expense	$70	to	$90
Stock-based compensation expense	$126	to	$130
Non-cash portion of tax provision	$(6)	to	$9
Non-real estate related depreciation, amortization and accretion	$49	to	$64
Amortization of non-cash interest expense	$(4)	to	$6
Other (income) expense	$(1)	to	$1
(Gains) losses on retirement of long-term obligations	$95	to	$95
Acquisition and integration costs	$7	to	$17
Sustaining capital expenditures	$(123)	to	$(103)
AFFO(a)(b)(c)(d)	$2,572	to	$2,617
Weighted-average common shares outstanding—diluted(e)	424
AFFO per share(a)(b)(c)(d)(e)	$6.06	to	$6.17

(a)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO, including per share amounts, and AFFO, including per share amounts.

(b)	FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.

(c)	Attributable to CCIC common stockholders.

(d)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(e)
The assumption for diluted weighted-average common shares outstanding for full year 2020 Outlook is based on the diluted common shares outstanding as of September 30, 2020 and is inclusive of the conversions of preferred stock that occurred in the third quarter of 2020, which resulted in (1) an increase in the diluted weighted-average common shares outstanding by approximately 6 million shares and (2) a reduction in the amount of annual preferred stock dividends paid by approximately $28 million when compared to full year 2019 actual results.

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News Release continued:	Page 15

The components of changes in site rental revenues for the quarters ended September 30, 2020 and 2019 are as follows:

	Three Months Ended September 30,
	2020	2019
(dollars in millions)		(As Restated)(g)
Components of changes in site rental revenues(a):
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(b)(c)	$1,265	$1,188

New leasing activity(b)(c)	93	99
Escalators	23	22
Non-renewals	(46)	(44)
Organic Contribution to Site Rental Revenues(d)	70	77
Impact from straight-lined revenues associated with fixed escalators	4	22
Acquisitions(e)	—	—
Other	—	—
Total GAAP site rental revenues	$1,339	$1,287

Year-over-year changes in revenue:
Reported GAAP site rental revenues	4.0%
Organic Contribution to Site Rental Revenues(d)(f)	5.5%
The components of the changes in site rental revenues for the years ending December 31, 2020 and 2021 are forecasted as follows:

(dollars in millions)	Previously Issued Full Year 2020 Outlook	Current Full Year 2020 Outlook	Current Full Year 2021 Outlook(j)
Components of changes in site rental revenues(a):
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(b)(c)	$5,012	$5,012	$5,295

New leasing activity(b)(c)	395-425	375-385	375-405
Escalators	90-100	90-100	90-100
Non-renewals	(195)-(175)	(185)-(175)	(180)-(160)
Organic Contribution to Site Rental Revenues(d)	295-335	285-295	295-335
Impact from full year straight-lined revenues associated with fixed escalators	33-53	17-27	(38)-(58)
Acquisitions(e)	—	<5	<5
Other	—	—	—
Total GAAP site rental revenues	$5,337-$5,382	$5,307-$5,327	$5,532-$5,577

Year-over-year changes in revenue:
Reported GAAP site rental revenues(h)	5.1%	4.4%	4.5%
Organic Contribution to Site Rental Revenues(d)(h)(i)	6.3%	5.8%	5.9%

(a)
Additional information regarding Crown Castle's site rental revenues, including projected revenue from tenant licenses, straight-lined revenues and prepaid rent is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.

(b)	Includes revenues from amortization of prepaid rent in accordance with GAAP.

(c)	Includes revenues from the construction of new small cell nodes, exclusive of straight-lined revenues related to fixed escalators.

(d)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein.

(e)
Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Revenues until the one-year anniversary of the acquisition.

(f)
Calculated as the percentage change from prior year site rental revenues, exclusive of straight-lined revenues associated with fixed escalations, compared to Organic Contribution to Site Rental Revenues for the current period.

(g)	See our Annual Report on Form 10-K for the year ended December 31, 2019 for further information.

(h)	Calculated based on midpoint of respective full year Outlook.

(i)
Calculated as the percentage change from prior year site rental revenues, exclusive of straight-lined revenues associated with fixed escalations, compared to Organic Contribution to Site Rental Revenues for the current period.

(j)	Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators is calculated based on midpoint of current full year 2020 Outlook.

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News Release continued:	Page 16

Components of Historical Interest Expense and Amortization of Deferred Financing Costs:

	For the Three Months Ended
(in millions)	September 30, 2020	September 30, 2019
Interest expense on debt obligations	$167	$173
Amortization of deferred financing costs and adjustments on long-term debt, net	6	5
Capitalized interest	(5)	(5)
Interest expense and amortization of deferred financing costs	$168	$173
Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs:

	Full Year 2020			Full Year 2021
(in millions)	Outlook			Outlook
Interest expense on debt obligations	$678	to	$688	$668	to	$688
Amortization of deferred financing costs and adjustments on long-term debt, net	$21	to	$26	$21	to	$26
Capitalized interest	$(20)	to	$(15)	$(17)	to	$(12)
Interest expense and amortization of deferred financing costs	$683	to	$693	$663	to	$708

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News Release continued:	Page 17

Debt balances and maturity dates as of September 30, 2020 are as follows:

(in millions)	Face Value	Final Maturity
Cash, cash equivalents and restricted cash	$421

3.849% Secured Notes	1,000	Apr. 2023
Secured Notes, Series 2009-1, Class A-2(a)	62	Aug. 2029
Tower Revenue Notes, Series 2015-1(b)	300	May 2042
Tower Revenue Notes, Series 2018-1(b)	250	July 2043
Tower Revenue Notes, Series 2015-2(b)	700	May 2045
Tower Revenue Notes, Series 2018-2(b)	750	July 2048
Finance leases and other obligations	228	Various
Total secured debt	$3,290
2016 Revolver	520	June 2024
2016 Term Loan A	2,268	June 2024
Commercial Paper Notes(c)	75	Oct. 2020
5.250% Senior Notes	1,650	Jan. 2023
3.150% Senior Notes	750	July 2023
3.200% Senior Notes	750	Sept. 2024
1.350% Senior Notes	500	July 2025
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
3.800% Senior Notes	1,000	Feb. 2028
4.300% Senior Notes	600	Feb. 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$16,163
Total net debt	$19,032
Net Debt to Last Quarter Annualized Adjusted EBITDA is computed as follows:

(dollars in millions)	For the Three Months Ended September 30, 2020
Total face value of debt	$19,453
Less: Ending cash, cash equivalents and restricted cash	421
Total Net Debt	$19,032

Adjusted EBITDA for the three months ended September 30, 2020	$883
Last quarter annualized Adjusted EBITDA	3,532
Net Debt to Last Quarter Annualized Adjusted EBITDA	5.4	x

(a)	The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.

(b)
The Senior Secured Tower Revenue Notes, Series 2015-1 and 2015-2 have anticipated repayment dates in 2022 and 2025, respectively. The Senior Secured Tower Revenue Notes, Series 2018-1 and 2018-2 have anticipated repayment dates in 2023 and 2028, respectively.

(c)	The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.

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News Release continued:	Page 18

Components of Capital Expenditures:

	For the Three Months Ended
(in millions)	September 30, 2020				September 30, 2019
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary:
Purchases of land interests	$12	$—	$—	$12	$18	$—	$—	$18
Communications infrastructure improvements and other capital projects	61	274	10	345	119	371	—	490
Sustaining	3	13	4	20	8	11	10	29
Integration	—	—	—	—	—	—	2	2
Total	$76	$287	$14	$377	$145	$382	$12	$539

Note:	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further discussion of our components of capital expenditures.

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News Release continued:	Page 19

Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2020 and 2021 Outlook and plans, projections, and estimates regarding (1) potential benefits, growth, returns, capabilities, opportunities and shareholder value which may be derived from our business, assets, investments, acquisitions and dividends, (2) our business, strategy, strategic position, business model and capabilities and the strength thereof, (3) industry fundamentals and driving factors for improvements in such fundamentals, (4) our customers' investment, including investment cycles and the timing thereof, in network improvements (including 5G), the trends driving such improvements and opportunities and demand for our assets created thereby, (5) our long-and short-term prospects and the trends, events and industry activities impacting our business, (6) opportunities we see to deliver value to our shareholders, (7) our dividends (including timing of payment thereof) and our dividend (including on a per share basis) growth rate, including its driving factors, and targets, (8) expected completion of fiber expansion projects, (9) small cell backlog, (10) debt maturities, (11) strategic position of our portfolio of assets, (12) cash flows, including growth thereof, (13) leasing activity and the timing thereof, (14) tenant non-renewals, including the impact and timing thereof, (15) capital expenditures, including sustaining and discretionary capital expenditures, the timing thereof and any efficiencies that may result therefrom, and the discretionary capital budget and the funding thereof, (16) straight-line adjustments, (17) revenues and growth thereof and benefits derived therefrom, (18) net income (loss) (including on a per share basis), (19) Adjusted EBITDA, including components thereof and growth thereof, (20) expenses, including interest expense and amortization of deferred financing costs, (21) FFO (including on a per share basis) and growth thereof, (22) AFFO (including on a per share basis) and its components and growth thereof and corresponding driving factors, (23) Organic Contribution to Site Rental Revenues and its components, including growth thereof and contributions therefrom, (24) our weighted-average common shares outstanding (including on a diluted basis) and growth thereof, (25) services contribution, (26) pre-paid rent, (27) appointment of directors, including the effective date thereof, and (28) the utility of certain financial measures, including non-GAAP financial measures. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:

•
Our business depends on the demand for our communications infrastructure, driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our communications infrastructure or services).

•
A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues or reduce demand for our communications infrastructure and services.

•
The expansion or development of our business, including through acquisitions, increased product offerings or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.

•
Our Fiber segment has expanded rapidly, and the Fiber business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.

•	Failure to timely and efficiently execute on our construction projects could adversely affect our business.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.

•	As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.

•	New technologies may reduce demand for our communications infrastructure or negatively impact our revenues.

•
If we fail to retain rights to our communications infrastructure, including the land interests under our towers and the right-of-way and other agreements related to our small cells and fiber, our business may be adversely affected.

•	Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

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News Release continued:	Page 20

•
The restatement of our previously issued financial statements, the errors that resulted in such restatement, the material weakness that was identified in our internal control over financial reporting and the determination that our internal control over financial reporting and disclosure controls and procedures were not effective, could result in loss of investor confidence, shareholder litigation or governmental proceedings or investigations, any of which could cause the market value of our common stock or debt securities to decline or impact our ability to access the capital markets.

•	New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.

•	If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our communications infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.

•
Certain provisions of our restated certificate of incorporation, amended and restated by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be vulnerable to security breaches or other unforeseen events that could adversely affect our operations, business, and reputation.

•
Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.

•
Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the U.S. Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.

•
Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.

•	REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.

•	The impact of COVID-19 and related risks could materially affect our financial position, results of operations and cash flows.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."

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News Release continued:	Page 21

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$242	$196
Restricted cash	174	137
Receivables, net	455	596
Prepaid expenses	112	107
Other current assets	201	168
Total current assets	1,184	1,204
Deferred site rental receivables	1,420	1,424
Property and equipment, net	15,092	14,666
Operating lease right-of-use assets	6,357	6,133
Goodwill	10,078	10,078
Other intangible assets, net	4,535	4,836
Other assets, net	120	116
Total assets	$38,786	$38,457

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$264	$334
Accrued interest	122	169
Deferred revenues	787	657
Other accrued liabilities	322	361
Current maturities of debt and other obligations	114	100
Current portion of operating lease liabilities	316	299
Total current liabilities	1,925	1,920
Debt and other long-term obligations	19,190	18,021
Operating lease liabilities	5,713	5,511
Other long-term liabilities	2,456	2,516
Total liabilities	29,284	27,968
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $0.01 par value; 600 shares authorized; shares issued and outstanding: September 30, 2020—431 and December 31, 2019—416	4	4
6.875% Mandatory Convertible Preferred Stock, Series A, $0.01 par value; 20 shares authorized; shares issued and outstanding: September 30, 2020—0 and December 31, 2019—2; aggregate liquidation value: September 30, 2020—$0 and December 31, 2019—$1,650	—	—
Additional paid-in capital	17,904	17,855
Accumulated other comprehensive income (loss)	(4)	(5)
Dividends/distributions in excess of earnings	(8,402)	(7,365)
Total equity	9,502	10,489
Total liabilities and equity	$38,786	$38,457

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News Release continued:	Page 22

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
		(As Restated)(a)		(As Restated)(a)
Net revenues:
Site rental	$1,339	$1,287	$3,968	$3,793
Services and other	147	195	379	544
Net revenues	1,486	1,482	4,347	4,337
Operating expenses:
Costs of operations(b):
Site rental	370	369	1,123	1,095
Services and other	117	146	324	407
Selling, general and administrative	154	150	493	457
Asset write-down charges	3	2	10	13
Acquisition and integration costs	2	4	9	10
Depreciation, amortization and accretion	406	388	1,207	1,175
Total operating expenses	1,052	1,059	3,166	3,157
Operating income (loss)	434	423	1,181	1,180
Interest expense and amortization of deferred financing costs	(168)	(173)	(521)	(510)
Gains (losses) on retirement of long-term obligations	(95)	—	(95)	(2)
Interest income	—	2	2	5
Other income (expense)	(3)	(5)	(3)	(6)
Income (loss) before income taxes	168	247	564	667
Benefit (provision) for income taxes	(5)	(5)	(16)	(15)
Net income (loss)	163	242	548	652
Dividends/distributions on preferred stock	—	(28)	(57)	(85)
Net income (loss) attributable to CCIC common stockholders	$163	$214	$491	$567

Net income (loss) attributable to CCIC common stockholders, per common share:
Net income (loss) attributable to CCIC common stockholders, basic	$0.38	$0.51	$1.17	$1.36
Net income (loss) attributable to CCIC common stockholders, diluted	$0.38	$0.51	$1.17	$1.36

Weighted-average common shares outstanding:
Basic	427	416	420	416
Diluted	429	418	422	418

(a)	See our Annual Report on Form 10-K for the year ended December 31, 2019 for further information.

(b)	Exclusive of depreciation, amortization and accretion shown separately.

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News Release continued:	Page 23

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Nine Months Ended September 30,
	2020	2019
		(As Restated)(a)
Cash flows from operating activities:
Net income (loss)	$548	$652
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	1,207	1,175
(Gains) losses on retirement of long-term obligations	95	2
Amortization of deferred financing costs and other non-cash interest, net	4	1
Stock-based compensation expense	108	91
Asset write-down charges	10	13
Deferred income tax (benefit) provision	2	2
Other non-cash adjustments, net	4	4
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(29)	178
Decrease (increase) in assets	121	(228)
Net cash provided by (used for) operating activities	2,070	1,890
Cash flows from investing activities:
Capital expenditures	(1,238)	(1,537)
Payments for acquisitions, net of cash acquired	(86)	(15)
Other investing activities, net	(12)	3
Net cash provided by (used for) investing activities	(1,336)	(1,549)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,733	1,895
Principal payments on debt and other long-term obligations	(80)	(59)
Purchases and redemptions of long-term debt	(2,490)	(12)
Borrowings under revolving credit facility	2,140	1,585
Payments under revolving credit facility	(2,145)	(2,270)
Net borrowings (repayments) under commercial paper program	(80)	—
Payments for financing costs	(38)	(24)
Purchases of common stock	(75)	(44)
Dividends/distributions paid on common stock	(1,531)	(1,415)
Dividends/distributions paid on preferred stock	(85)	(85)
Net cash provided by (used for) financing activities	(651)	(429)
Net increase (decrease) in cash, cash equivalents, and restricted cash	83	(88)
Effect of exchange rate changes on cash	—	—
Cash, cash equivalents, and restricted cash at beginning of period	338	413
Cash, cash equivalents, and restricted cash at end of period	$421	$325
Supplemental disclosure of cash flow information:
Interest paid	564	547
Income taxes paid	13	13

(a)	See our Annual Report on Form 10-K for the year ended December 31, 2019 for further information.

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News Release continued:	Page 24

CROWN CASTLE INTERNATIONAL CORP. SEGMENT OPERATING RESULTS (UNAUDITED) (In millions of dollars)

SEGMENT OPERATING RESULTS
	Three Months Ended September 30, 2020				Three Months Ended September 30, 2019
					(As Restated)(e)
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$877	$462		$1,339	$856	$431		$1,287
Segment services and other revenues	142	5		147	191	4		195
Segment revenues	1,019	467		1,486	1,047	435		1,482
Segment site rental cost of operations	216	145		361	218	141		359
Segment services and other cost of operations	111	4		115	142	2		144
Segment cost of operations(a)(b)	327	149		476	360	143		503
Segment site rental gross margin(c)	661	317		978	638	290		928
Segment services and other gross margin(c)	31	1		32	49	2		51
Segment selling, general and administrative expenses(b)	22	42		64	23	49		72
Segment operating profit(c)	670	276		946	664	243		907
Other selling, general and administrative expenses(b)			$63	63			$56	56
Stock-based compensation expense			33	33			29	29
Depreciation, amortization and accretion			406	406			388	388
Interest expense and amortization of deferred financing costs			168	168			173	173
Other (income) expenses to reconcile to income (loss) before income taxes(d)			108	108			14	14
Income (loss) before income taxes				$168				$247

FIBER SEGMENT SITE RENTAL REVENUES SUMMARY
	Three Months Ended September 30,
	2020			2019
	Fiber Solutions	Small Cells	Total	Fiber Solutions	Small Cells	Total
Site rental revenues	$323	$139	$462	$311	$120	$431

(a)	Exclusive of depreciation, amortization and accretion shown separately.

(b)
Segment cost of operations excludes (1) stock-based compensation expense of $6 million and $7 million for the three months ended September 30, 2020 and 2019, respectively and (2) prepaid lease purchase price adjustments of $5 million in each of the three months ended September 30, 2020 and 2019. Selling, general and administrative expenses exclude stock-based compensation expense of $27 million and $22 million for the three months ended September 30, 2020 and 2019, respectively.

(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.

(d)	See condensed consolidated statement of operations for further information.

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News Release continued:	Page 25

(e)	See our Annual Report on Form 10-K for the year ended December 31, 2019 for further information.

SEGMENT OPERATING RESULTS
	Nine Months Ended September 30, 2020				Nine Months Ended September 30, 2019
					(As Restated)(e)
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$2,612	$1,356		$3,968	$2,526	$1,267		$3,793
Segment services and other revenues	367	12		379	533	11		544
Segment revenues	2,979	1,368		4,347	3,059	1,278		4,337
Segment site rental cost of operations	648	447		1,095	647	418		1,065
Segment services and other cost of operations	311	8		319	395	6		401
Segment cost of operations(a)(b)	959	455		1,414	1,042	424		1,466
Segment site rental gross margin(c)	1,964	909		2,873	1,879	849		2,728
Segment services and other gross margin(c)	56	4		60	138	5		143
Segment selling, general and administrative expenses(b)	71	137		208	73	147		220
Segment operating profit(c)	1,949	776		2,725	1,944	707		2,651
Other selling, general and administrative expenses(b)			$198	198			$168	168
Stock-based compensation expense			106	106			90	90
Depreciation, amortization and accretion			1,207	1,207			1,175	1,175
Interest expense and amortization of deferred financing costs			521	521			510	510
Other (income) expenses to reconcile to income (loss) before income taxes(d)			129	129			41	41
Income (loss) before income taxes				$564				$667

FIBER SEGMENT SITE RENTAL REVENUES SUMMARY
	Nine Months Ended September 30,
	2020			2019
	Fiber Solutions	Small Cells	Total	Fiber Solutions	Small Cells	Total
Site rental revenues	$950	$406	$1,356	$921	$346	$1,267

(a)	Exclusive of depreciation, amortization and accretion shown separately.

(b)
Segment cost of operations excludes (1) stock-based compensation expense of $19 million and $21 million for the nine months ended September 30, 2020 and 2019, respectively and (2) prepaid lease purchase price adjustments of $14 million and $15 million for the nine months ended September 30, 2020 and 2019, respectively. Selling, general and administrative expenses exclude stock-based compensation expense of $87 million and $69 million for the nine months ended September 30, 2020 and 2019, respectively.

(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.

(d)	See condensed consolidated statement of operations for further information.

(e)	See our Annual Report on Form 10-K for the year ended December 31, 2019 for further information.

The pathway to possible.
CrownCastle.com